Exhibit 99.1

ProPhase Labs Reports Financial Results

for the Fourth Quarter and Year Ended December 31, 2014

DOYLESTOWN, Pennsylvania – March 25, 2015.  ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported net sales of $9.0 million for the three months ended December 31, 2014 as compared to net sales of $9.6 million for the three months ended December 31, 2013.

The Company incurred a net loss for the three months ended December 31, 2014, of $676,000, or ($0.05) per share, compared to net income of $597,000, or $0.04 per share, for the three months ended December 31, 2013.

Results for the fourth quarter of 2014 compared to the fourth quarter of 2013 principally reflect the net effect of (i) a decrease in net sales of $631,000 principally due to a decrease in shipments, (ii) an increase in research and development costs of $177,000, (iii) an increase of $540,000 in administration costs due principally to an increase in personnel costs and legal and professional costs relating to litigation expenses, offset by (iv) a decrease in sales and marketing expenses of $135,000.

For the year ended December 31, 2014, net sales were $22.1 million as compared to $25.0 million for the year ended December 31, 2013. The Company incurred a loss for the year ended December 31, 2014, of $7.8 million, or ($0.47) per share, as compared to net income of $405,000, or $0.03 per share, for the year ended December 31, 2013.

Results for the year ended December 31, 2014 compared to the year ended December 31, 2013 principally reflect the net effect of (i) a decrease in net sales of $3.0 million principally due to a decrease in shipments and a decline in contract manufacturing of $433,000, (ii) an increase in research and development costs of $498,000, (iii) an increase of $2.2 million in administration costs due principally to an increase in personnel costs and legal and professional costs relating to litigation expenses, (iv) the impairment charge of $3.6 million, offset by (v) a decrease in sales and marketing expenses of $573,000.

For the year ended December 31, 2014, we incurred substantial litigation related expenses in connection with the Company prosecuting and successfully defending pending matters. These litigation expenses impacted the Company’s financial statements principally during the second and third quarter of 2014. Effective September 4, 2014, as previously disclosed, the Company consummated a definitive global settlement agreement amicably resolving all of the litigation with certain of the Company’s former managers and with certain shareholders. The settlement agreement provided, in part, that the parties adverse to the Company (i) returned to the Company 3,896,764 shares of the Company’s common stock valued at $5.1 million for which they are listed as the record owners to the Company, (ii) paid $440,000 to the Company and (iii) the Company paid an aggregate of $537,000 to defray certain costs and expenses associated with the settlement.

Ted Karkus, CEO, stated, “Our product development efforts have been largely focused on successfully leveraging the Cold-EEZE® brand. Our multi-year product development strategies have resulted in the recent introduction to retailers of two new Cold-EEZE® branded products. We anticipate that these new products will be available on retail shelves in Q4 of 2015. We also have two additional Cold-EEZE® branded products earmarked for introduction to the trade in February of 2016.”

Mr. Karkus continued, “The Company also continues to cautiously explore bringing to market additional products and developing additional brands outside of the cough/cold category. Rest assured, however, that our current investment in the formulation and development of non-Cold-EEZE® related products is minimal relative to Cold-EEZE® related activities.”

Mr. Karkus added, “As previously reported, we are in the process of transitioning to a narrower lozenge package which adversely impacted our 2014 results. Although this transition is continuing into 2015, we anticipate that our Cold-EEZE® new product development initiatives, in combination with additional in-store merchandizing programs, will help us grow revenues and restore the favorable revenue growth trends that started in 2011.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® Cold Remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® Cold Remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® Cold Remedy lozenges and fulfill other contract manufacturing opportunities. For more information visit us at www.ProPhaseLabs.com.

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings

Press Only Contact	Investor Contact
Laura Maxey	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 452-6400	(215) 345-0919 x 0
lmaxey@5wpr.com

PROPHASE LABS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(unaudited)	(unaudited)
Net sales	$8,972	$9,602	$22,070	$25,032

Cost of sales	3,075	3,015	7,891	8,361

Gross profit	5,897	6,587	14,179	16,671

Operating expenses:
Sales and marketing	4,240	4,375	8,965	9,538
Administration	1,916	1,374	8,143	5,893
Research and development	415	238	1,322	824
Impairment charge	-	-	3,577	-
	6,571	5,987	22,007	16,255

Income (loss) from operations	(674)	600	(7,828)	416

Interest income	-	-	4	2
Interest expense	(2)	(3)	(10)	(13)

Income (loss) before income tax	(676)	597	(7,834)	405

Income tax	-	-	-	-

Net income (loss)	$(676)	$597	$(7,834)	$405

Basic income (loss) per share:
Net income (loss)	$(0.03)	$0.04	$(0.47)	$0.03

Diluted income (loss) per share:
Net income (loss)	$(0.03)	$0.04	$(0.47)	$0.03

Weighted average common shares outstanding:
Basic	15,772	15,895	16,773	15,839
Diluted	15,772	16,428	16,773	16,276

PROPHASE LABS, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2014	2013

Cash and cash equivalents	$2,926	$1,638
Accounts receivable	$5,836	$5,319
Inventory	$3,292	$2,521
Total current assets	$13,458	$11,279
Total assets	$16,057	$17,420

Total current liabilities	$5,241	$4,624
Other long term obligations	$100	$200
Total stockholders' equity	$10,716	$12,596